Exhibit 99.1

For Immediate Release Citigroup Inc. (NYSE: C) July 15, 2022
SECOND QUARTER 2022 RESULTS AND KEY METRICS	CEO COMMENTARY

RETURNED $1.3 BILLION TO COMMON SHAREHOLDERS IN THE FORM OF DIVIDENDS AND REPURCHASES

PAYOUT RATIO OF 29%(3)

BOOK VALUE PER SHARE OF $92.95

TANGIBLE BOOK VALUE PER SHARE OF $80.25(4)

New York, July 15, 2022 – Citigroup Inc. today reported net income for the second  quarter 2022 of $4.5 billion, or $2.19 per diluted share, on revenues of $19.6 billion. This compared to net income of $6.2 billion, or $2.85 per diluted share, on revenues of $17.8 billion for the second quarter 2021.

Revenues increased 11% from the prior-year period, with growth in both net interest income as well as non-interest revenue. Higher net interest income was primarily driven by the benefits of higher rates as well as strong volumes across Institutional Clients Group (ICG) and Personal Banking and Wealth Management (PBWM). Non-interest revenue also increased, driven by Fixed Income Markets and Services in ICG, which more than offset lower non-interest revenue in Investment Banking in ICG and PBWM.

Net income of $4.5 billion decreased 27% from the prior-year period, as higher cost of credit and an 8% increase in expenses more than offset the 11% increase in revenues.

Earnings per share of $2.19 decreased 23% from the prior-year period, reflecting the lower net income, partly offset by an approximate 4% decline in shares outstanding.

Percentage comparisons throughout this press release are calculated for the second quarter 2022 versus the second quarter 2021, unless otherwise specified.

Citi CEO Jane Fraser said, “While the world has changed since our Investor Day in March, our strategy has not and we are executing it with discipline and urgency.  Treasury and Trade Solutions fired on all cylinders as clients took advantage of our global network, leading to the best quarter this business has had in a decade. Trading volatility continued to create strong corporate client activity for us, driving revenue growth of 25% in Markets.  While economic sentiment clearly impacted Investment Banking and Wealth Management, we continue to invest in these businesses and we like where they are headed. In U.S. Personal Banking, the positive drivers we saw in our two credit cards businesses over the last few quarters converted into solid revenue growth this quarter, most notably, 10% growth in Branded Cards.

“In a challenging macro and geopolitical environment, our team delivered solid results and we are in a strong position to weather uncertain times, given our liquidity, credit quality and reserve levels. I am particularly pleased with our capital strength. We ended the quarter with a Common Equity Tier 1 ratio of 11.9%, having built capital due to a higher regulatory requirement. We intend to generate significant capital for our investors, given our earnings power and the upcoming divestitures,” Ms. Fraser concluded.

Second Quarter Financial Results

Citigroup ($ in millions, except per share amounts and as otherwise noted)	2Q'22	1Q'22	2Q'21	QoQ%	YoY%
Institutional Clients Group	$11,419	$11,160	$9,549	2%	20%
Personal Banking and Wealth Management	6,029	5,905	5,698	2%	6%
Legacy Franchises	1,935	1,931	2,279	-	(15)%
Corporate / Other	255	190	227	34%	12%
Total revenues, net of interest expense	19,638	19,186	17,753	2%	11%

Total operating expenses	12,393	13,165	11,471	(6)%	8%

Net credit losses	850	872	1,320	(3)%	(36)%
Net ACL build / (release)(a)	375	(138)	(2,402)	NM	NM
Other provisions(b)	49	21	16	NM	NM
Total cost of credit	1,274	755	(1,066)	69%	NM

Income from continuing operations before income taxes	5,971	5,266	7,348	13%	(19)%
Provision for income taxes	1,182	941	1,155	26%	2%
Income from continuing operations	4,789	4,325	6,193	11%	(23)%
Income (loss) from discontinued operations, net of taxes(5)	(221)	(2)	10	NM	NM
Net income attributable to non-controlling interest	21	17	10	24%	NM
Citigroup's net income	$4,547	$4,306	$6,193	6%	(27)%

Income (loss) from continuing operations, net of taxes
Institutional Clients Group	3,978	2,658	3,433	50%	16%
Personal Banking and Wealth Management	553	1,860	1,805	(70)%	(69)%
Legacy Franchises	(15)	(385)	492	96%	NM
Corporate / Other	273	192	463	42%	(41)%

EOP loans ($B)	657	660	677	-	(3)%
EOP assets ($B)	2,381	2,394	2,328	(1)%	2%
EOP deposits ($B)	1,322	1,334	1,310	(1)%	1%

Book value per share	$92.95	$92.03	$90.86	1%	2%
Tangible book value per share(4)	$80.25	$79.03	$77.87	2%	3%
Common Equity Tier 1 (CET1) Capital ratio(2)	11.9%	11.4%	11.8%
Supplementary Leverage ratio (SLR)(2)	5.6%	5.6%	5.8%
Return on average common equity	9.7%	9.0%	13.0%
Return on average tangible common equity (RoTCE)(1)	11.2%	10.5%	15.2%

Note: Please refer to the Appendices and Footnotes at the end of this press release for additional information.

(a) Includes credit reserve build / (release) for loans and provision for credit losses on unfunded lending commitments.

(b) Includes provisions for policyholder benefits and claims, HTM debt securities and other assets.

Citigroup

Citigroup revenues of $19.6 billion in the second quarter 2022 increased 11%, driven by increased rates, client activity in Markets and continued momentum in the U.S. cards businesses, partially offset by a slowdown in Investment Banking activity as well as investment fee headwinds in Global Wealth Management.

Citigroup operating expenses of $12.4 billion in the second quarter 2022 increased 8%, driven by continued investments in Citi’s transformation, higher business-led investments and volume-related expenses, partially offset by productivity savings.

Citigroup cost of credit of $1.3 billion in the second quarter 2022 compared to $(1.1) billion in the prior-year period, reflecting a net build in the allowance for credit losses (ACL) of $0.4 billion, compared to a net ACL release of $2.4 billion in the prior-year period, partially offset by lower net credit losses.

Citigroup net income of $4.5 billion in the second quarter 2022 decreased 27% from the prior-year period, driven by the higher cost of credit and the higher expenses, partially offset by the increase in revenues. Citigroup’s effective tax rate was 19.8% in the current quarter versus 15.7% in the second quarter 2021. The higher tax rate for the current quarter reflected lower tax benefits related to certain non-U.S. operations.

Citigroup’s total allowance for credit losses on loans was approximately $16.0 billion at quarter end, with a reserve-to-funded loans ratio of 2.44%, compared to $19.2 billion, or 2.88% of funded loans, at the end of the prior-year period. Total non-accrual loans decreased 31% from the prior-year period to $3.0 billion. Consumer non-accrual loans decreased 35% to $1.4 billion, while corporate non-accrual loans of $1.7 billion decreased 26% from the prior-year period.

Citigroup’s end-of-period loans were $657 billion as of quarter end, down 3% versus the prior-year period.

Citigroup’s end-of-period deposits were $1.3 trillion as of quarter end, up 1% versus the prior-year period.

Citigroup’s book value per share of $92.95 and tangible book value per share of $80.25 increased 2% and 3%, respectively, largely driven by net income and lower shares outstanding, partially offset by adverse movements in the accumulated other comprehensive income component of equity and common dividends. At quarter end, Citigroup’s CET1 Capital ratio was 11.9% versus 11.4% in the prior quarter. Citigroup’s SLR for the second quarter 2022 was 5.6%, unchanged from the prior quarter. During the quarter, Citigroup returned a total of $1.3 billion to common shareholders in the form of dividends and repurchases.

Institutional Clients Group ($ in millions, except as otherwise noted)	2Q'22	1Q'22	2Q'21	QoQ%	YoY%
Securities Services	$994	$858	$855	16%	16%
Treasury and Trade Solutions	3,029	2,590	2,285	17%	33%
Total Services revenues	4,023	3,448	3,140	17%	28%
Fixed Income Markets	4,084	4,299	3,111	(5)%	31%
Equity Markets	1,236	1,527	1,144	(19)%	8%
Total Markets revenues	5,320	5,826	4,255	(9)%	25%
Investment Banking	805	1,028	1,503	(22)%	(46)%
Corporate Lending(a)	777	689	688	13%	13%
Total Banking revenues(a)	1,582	1,717	2,191	(8)%	(28)%
Product revenues, net of interest expense(a)	10,925	10,991	9,586	(1)%	14%
Gain / (loss) on loan hedges	494	169	(37)	NM	NM
Total revenues, net of interest expense	11,419	11,160	9,549	2%	20%

Total operating expenses	6,434	6,723	5,829	(4)%	10%

Net credit losses	18	30	68	(40)%	(74)%
Net ACL build / (release)(b)	(245)	948	(765)	NM	68%
Other provisions(c)	25	(7)	3	NM	NM
Total cost of credit	(202)	971	(694)	NM	71%

Net income	$3,961	$2,640	$3,421	50%	16%

Services Key Drivers
Cross border transaction value ($B)	79	76	68	5%	17%
Commercial card spend volume ($B)	15	11	9	32%	61%
US dollar clearing volume (#MM)	37	36	36	2%	2%
Assets under custody and/or administration (AUC/AUA) ($T)	21	23	23	(8)%	(7)%

Note: Please refer to the Appendices and Footnotes at the end of this press release for additional information.

(a) Excludes gain / (loss) on credit derivatives as well as the mark-to-market on loans at fair value. For additional information, please refer to Footnote 6.

(b) Includes credit reserve build / (release) for loans and provision for credit losses on unfunded lending commitments.

(c) Includes provisions for HTM debt securities and other assets.

Institutional Clients Group

ICG revenues of $11.4 billion increased 20% (including gain/(loss) on loan hedges(6)), driven by Services and Markets, partially offset by a decrease in Investment Banking revenues.

Services revenues of $4.0 billion increased 28% versus the prior year. Treasury and Trade Solutions revenues of $3.0 billion increased 33%, driven by 42% growth in net interest income, as well as 17% growth in non-interest revenue, reflecting strong growth with both mid and large corporate clients. Securities Services revenues of $994 million increased 16%, as net interest income grew 41%, driven by higher interest rates across currencies, and non-interest revenue grew 8%, reflecting elevated levels of corporate settlement activity in Issuer Services.

Markets revenues of $5.3 billion were up 25% versus the prior year, driven by higher volatility leading to elevated client engagement. Fixed Income Markets revenues of $4.1 billion increased 31%, primarily reflecting strong client engagement in the rates, currencies and commodities businesses. Equity Markets revenues of $1.2 billion were up 8%, driven by strong equity derivatives performance, partially offset by less client activity in cash, and a net decrease in prime balances, as lower asset valuations more than offset new client balances.

Banking revenues of $2.1 billion decreased 4% versus the prior-year period (including gain/(loss) on loan hedges). Excluding the gain/(loss) on loan hedges, Banking revenues of $1.6 billion decreased 28% versus the prior year. Investment Banking revenues of $805 million declined 46%, as heightened geopolitical uncertainty and the overall macroeconomic backdrop reduced capital markets activity and M&A. The decline in Investment Banking revenues were partially offset by higher revenues in Corporate Lending.

ICG operating expenses of $6.4 billion increased 10%, driven by continued investments in Citi’s transformation, higher business-led investments and volume-related expenses, partially offset by productivity savings.

ICG cost of credit of $(202) million compared to $(694) million in the prior-year period, with a net ACL release of $245 million and net credit losses of $18 million. The release was largely driven by a reduction in Russia-related risk in the quarter, partially offset by a build due to increased macroeconomic uncertainty.

ICG net income of $4.0 billion increased 16% from the prior year, driven by the higher revenues, partially offset by the higher expenses and the higher cost of credit.

Personal Banking and Wealth Management ($ in millions, except as otherwise noted)	2Q'22	1Q'22	2Q'21	QoQ%	YoY%
Branded Cards	$2,168	$2,090	$1,968	4%	10%
Retail Services	1,300	1,299	1,210	-	7%
Retail Banking	656	595	618	10%	6%
Total US Personal Banking revenues	4,124	3,984	3,796	4%	9%
Private Bank	745	779	747	(4)%	-
Wealth at Work	170	183	171	(7)%	(1)%
Citigold	990	959	984	3%	1%
Total Global Wealth Management revenues	1,905	1,921	1,902	(1)%	-
Total revenues, net of interest expense	6,029	5,905	5,698	2%	6%

Total operating expenses	3,985	3,889	3,547	2%	12%

Net credit losses	699	691	862	1%	(19)%
Net ACL build / (release)(a)	651	(1,064)	(1,035)	NM	NM
Other provisions(b)	5	(3)	3	NM	67%
Total cost of credit	1,355	(376)	(170)	NM	NM

Net income	$553	$1,860	$1,805	(70)%	(69)%

Key Indicators ($B)
US Personal Banking average loans	167	161	157	4%	6%
US Personal Banking average deposits	116	118	113	(2)%	3%
US cards average loans	133	128	122	4%	9%
US credit card spend volume(c)	148	128	127	15%	16%
Global Wealth Management client assets	730	788	790	(7)%	(8)%
Global Wealth Management average loans	150	151	147	(1)%	2%
Global Wealth Management average deposits	319	329	297	(3)%	7%

Note: Please refer to the Appendices and Footnotes at the end of this press release for additional information.

(a) Includes credit reserve build / (release) for loans and provision for credit losses on unfunded lending commitments.

(b) Includes provisions for policyholder benefits and claims, HTM debt securities and other assets.

(c) Credit card spend volume was previously referred to as card purchase sales

Personal Banking and Wealth Management

PBWM revenues of $6.0 billion increased 6%, as net interest income growth was partially offset by a decline in non-interest revenue, largely driven by partner payments in Retail Services.

US Personal Banking revenues of $4.1 billion increased 9%. Branded Cards revenues of $2.2 billion increased 10%, driven by higher interest on higher loan balances. New accounts and card spend volumes increased 18% while average loans increased 11%. Retail Services revenues of $1.3 billion increased 7%, driven by higher interest on higher loan balances, partially offset by higher partner payments. Retail Banking revenues of $656 million increased 6%, largely driven by higher deposit spreads and volumes.

Global Wealth Management revenues of $1.9 billion were flat, as investment fee headwinds, particularly in Asia, were offset by growth in average deposits and loans.

PBWM operating expenses of $4.0 billion increased 12%, driven by continued investments in Citi’s transformation, higher business-led investments and volume-driven expenses, partially offset by productivity savings.

PBWM cost of credit of $1.4 billion compared to $(170) million in the prior-year period, largely driven by a net ACL build of $651 million in the current quarter, compared to a net ACL release of $1.0 billion in the prior-year period, reflecting increased macroeconomic uncertainty. Net credit losses declined 19%, reflecting continued strong credit performance across portfolios.

PBWM net income of $553 million decreased 69%, largely driven by the higher expenses and the ACL build, partially offset by the higher revenues.

Legacy Franchises ($ in millions, except as otherwise noted)	2Q'22	1Q'22	2Q'21	QoQ%	YoY%
Asia Consumer	$880	$787	$1,052	12%	(16)%
Mexico Consumer/SBMM(a)	1,184	1,139	1,184	4%	-
Legacy Holdings Assets	(129)	5	43	NM	NM
Total Legacy revenues, net of interest expense	1,935	1,931	2,279	-	(15)%

Total operating expenses	1,814	2,293	1,788	(21)%	1%

Net credit losses	133	151	390	(12)%	(66)%
Net ACL build / (release)(b)	(31)	(22)	(602)	(41)%	95%
Other provisions(c)	19	31	8	(39)%	NM
Total cost of credit	121	160	(204)	(24)%	NM

Net income (loss)	$(17)	$(383)	$494	96%	NM

Key Indicators ($B)
Asia Consumer EOP loans	17	20	54	(11)%	(68)%
Asia Consumer EOP deposits	17	18	54	(2)%	(68)%
Mexico Consumer/SBMM EOP loans(a)	21	21	20	-	3%
Mexico Consumer/SBMM EOP deposits(a)	36	34	33	5%	8%
Legacy Holdings EOP loans	3	4	5	(14)%	(36)%

Note: Please refer to the Appendices and Footnotes at the end of this press release for additional information.

(a) SBMM refers to Small Business & Middle Market Banking.

(b) Includes credit reserve build / (release) for loans and provision for credit losses on unfunded lending commitments.

(c) Includes provisions for policyholder benefits and claims, HTM debt securities and other assets.

Legacy Franchises

Legacy Franchises revenues of $1.9 billion decreased 15% versus the prior year, largely driven by the impacts related to the Australia consumer banking sale and Korea wind-down, as well as lower investment activity in Asia Consumer.

Legacy Franchises expenses of $1.8 billion increased 1%.

Legacy Franchises cost of credit of $121 million compared to $(204) million in the prior-year period, primarily driven by a lower net ACL release, partially offset by lower net credit losses.

Legacy Franchises net loss of $(17) million compared to net income of $494 million in the prior-year period, reflecting the lower revenues, the higher expenses and the higher cost of credit.

Corporate / Other ($ in millions)	2Q'22	1Q'22	2Q'21	QoQ%	YoY%
Revenues, net of interest expense	$255	$190	$227	34%	12%

Total operating expenses	160	260	307	(38)%	(48)%

Total cost of credit(a)	-	-	2	-	(100)%

Income from continuing operations	273	192	463	42%	(41)%

Net income	$50	$189	$473	(74)%	(89)%

(a) Includes provisions for HTM debt securities and other assets.

Corporate / Other

Corporate / Other revenues of $255 million increased 12%, largely driven by higher net revenues from the investment portfolio.

Corporate / Other expenses of $160 million decreased 48% versus the prior-year period, driven by certain settlements and the impact of foreign currency translation into U.S. Dollars for reporting purposes.

Corporate / Other income from continuing operations of $273 million compared to $463 million in the prior-year period, largely reflecting lower tax benefits related to certain non-U.S. operations.

Citigroup will host a conference call today at 11:00 AM (ET). A live webcast of the presentation, as well as financial results and presentation materials, will be available at www.citigroup.com/citi/investor. Dial-in numbers for the conference call are as follows: (800) 343-1703 (for U.S. and Canada callers) or (203) 518-9859 (for international callers).

Additional financial, statistical and business-related information, as well as business and segment trends, is included in a Quarterly Financial Data Supplement. Both this earnings release and Citigroup’s Second Quarter 2022 Quarterly Financial Data Supplement are available on Citigroup’s website at www.citigroup.com.

Citi is a preeminent banking partner for institutions with cross-border needs, a global leader in wealth management and a valued personal bank in its home market of the United States. Citi does business in more than 160 countries and jurisdictions, providing corporations, governments, investors, institutions and individuals with a broad range of financial products and services.

Additional information may be found at www.citigroup.com | Twitter: @Citi | YouTube: www.youtube.com/citi | Blog: http://blog.citigroup.com | Facebook: www.facebook.com/citi | LinkedIn: www.linkedin.com/company/citi

Certain statements in this release are “forward-looking statements” within the meaning of the rules and regulations of the Private Securities Litigation and Reform Act of 1995. These statements are based on management’s current expectations and are subject to uncertainty and changes in circumstances. These statements are not guarantees of future results or occurrences. Actual results and capital and other financial condition may differ materially from those included in these statements due to a variety of factors. These factors include, among others: higher inflation and its impacts; higher interest rates and the impacts on macroeconomic conditions, customer and client behavior, as well as Citi’s funding costs; the impacts related to or resulting from Russia’s military action in Ukraine, including the imposition of additional sanctions and export controls, as well as the broader impacts to financial markets and the global macroeconomic and geopolitical environments; consummation of Citi’s exits and wind-down, and the impact of any additional CTA or other losses; macroeconomic and other challenges and uncertainties related to the COVID-19 pandemic, such as the impacts to the U.S. and global economies; and the precautionary statements included in this release. These factors also consist of those contained in Citigroup’s filings with the U.S. Securities Exchange and Commission, including without limitation the “Risk Factors” section of Citigroup’s 2021 Form 10-K. Any forward-looking statements made by or on behalf of Citigroup speak only as to the date they are made, and Citi does not undertake to update forward-looking statements to reflect the impact of circumstances or events that arise after the date the forward-looking statements were made.

Contacts:
Investors: Jennifer Landis (212) 559-2718
Press: Danielle Romero-Apsilos (212) 816-2264

Appendix A

Citigroup ($ in millions)
Net Income	$4,547
Less: Preferred Dividends	238
Net Income to Common Shareholders	$4,309

Common Share Repurchases	250
Common Dividends	1,010
Total Capital Returned to Common Shareholders	$1,260

Payout Ratio	29%

Average TCE	$154,439

RoTCE	11.2%

Appendix B

($ in millions)	2Q'22(1)	1Q'22	2Q'21

Citigroup Common Stockholders' Equity(2)	$180,150	$178,845	$184,289
Add: Qualifying noncontrolling interests	129	126	138
Regulatory Capital Adjustments and Deductions:
Add: CECL transition provision(3)	2,271	2,271	3,774
Less:
Accumulated net unrealized gains (losses) on cash flow hedges, net of tax	(2,106)	(1,440)	864
Cumulative unrealized net gain (loss) related to changes in fair value of financial liabilities attributable to own creditworthiness, net of tax	2,145	27	(1,258)
Intangible Assets:
Goodwill, net of related deferred tax liabilities (DTLs)(4)	19,504	20,120	20,999
Identifiable intangible assets other than mortgage servicing rights (MSRs), net of related DTLs	3,599	3,698	3,986
Defined benefit pension plan net assets; other	2,038	2,230	2,040
Deferred tax assets (DTAs) arising from net operating loss, foreign tax credit and general business credit carry-forwards	11,757	11,701	11,192
Excess over 10% / 15% limitations for other DTAs, certain common stock investments, and MSRs(5)	727	1,157	-

Common Equity Tier 1 Capital (CET1)(6)	$144,886	$143,749	$150,378

Risk-Weighted Assets (RWA)(3)(6)	$1,220,000	$1,263,298	$1,277,234

Common Equity Tier 1 Capital Ratio (CET1 / RWA)(6)	11.9%	11.4%	11.8%

Note: Citi’s reportable CET1 Capital ratios were derived under the Basel III Standardized Approach framework for all periods reflected. This reflects the more binding CET1 Capital ratios under both the Standardized Approach and the Advanced Approaches under the Collins Amendment.

(1)	Preliminary.
(2)	Excludes issuance costs related to outstanding preferred stock in accordance with Federal Reserve Board regulatory reporting requirements.
(3)	Please refer to Footnote 2 at the end of this press release for additional information.
(4)	Includes goodwill “embedded” in the valuation of significant common stock investments in unconsolidated financial institutions.
(5)	Assets subject to 10%/15% limitations include MSRs, DTAs arising from temporary differences and significant common stock investments in unconsolidated financial institutions. As of March 31, 2022 and June 30, 2022, the deduction related only to DTAs arising from temporary differences that exceeded the 10% limitation.
(6)	Certain prior period amounts and ratios have been revised to conform with enhancements made in the current period.

Appendix C

($ in millions)	2Q'22(1)	1Q'22	2Q'21

Common Equity Tier 1 Capital (CET1)(2)	$144,886	$143,749	$150,378

Additional Tier 1 Capital (AT1)(3)	20,265	20,266	19,258

Total Tier 1 Capital (T1C) (CET1 + AT1)	$165,151	$164,015	$169,636

Total Leverage Exposure (TLE)(2)(4)	$2,936,894	$2,939,533	$2,903,760

Supplementary Leverage Ratio (T1C / TLE)	5.6%	5.6%	5.8%
(1)	Preliminary.
(2)	Please refer to Footnote 2 at the end of this press release for additional information.
(3)	Additional Tier 1 Capital primarily includes qualifying noncumulative perpetual preferred stock and qualifying trust preferred securities.
(4)	Certain prior period amounts and ratios have been revised to conform with enhancements made in the current period.

Appendix D

($ and shares in millions, except per share amounts)	2Q'22(1)	1Q'22	2Q'21

Common Stockholders' Equity	$180,019	$178,714	$184,164
Less:
Goodwill	19,597	19,865	22,060
Intangible Assets (other than MSRs)	3,926	4,002	4,268
Goodwill and Identifiable Intangible Assets (other than MSRs) Related to Assets Held-for-Sale	1,081	1,384	-
Tangible Common Equity (TCE)	$155,415	$153,463	$157,836

Common Shares Outstanding (CSO)	1,937	1,942	2,027

Tangible Book Value Per Share	$80.25	$79.03	$77.87

(1)Preliminary.

(1) Preliminary. Citigroup’s return on average tangible common equity (RoTCE) is a non-GAAP financial measure. RoTCE represents annualized net income available to common shareholders as a percentage of average tangible common equity (TCE). For the components of the calculation, see Appendix A.

(2) Ratios as of June 30, 2022 are preliminary. Citigroup’s Common Equity Tier 1 (CET1) Capital ratio and Supplementary Leverage ratio (SLR) reflect certain deferrals based on the modified regulatory capital transition provision related to the Current Expected Credit Losses (CECL) standard. Excluding these deferrals, Citigroup’s CET1 Capital ratio and SLR as of June 30, 2022 would be 11.7% and 5.5%, respectively, on a fully reflected basis. For additional information, please refer to the “Capital Resources” section of Citigroup’s 2021 Annual Report on Form 10-K. Certain prior-period amounts have been revised to conform with enhancements made in the current period.

For the composition of Citigroup’s CET1 Capital and ratio, see Appendix B. For the composition of Citigroup’s SLR, see Appendix C.

(3) Citigroup’s payout ratio is the sum of common dividends and common share repurchases divided by net income available to common shareholders. For the components of the calculation, see Appendix A.

(4) Citigroup’s tangible book value per share is a non-GAAP financial measure. For a reconciliation of this measure to reported results, see Appendix D.

(5) Second quarter 2022 discontinued operations reflects the release of a currency translation adjustment (CTA) loss (net of hedges) recorded in Accumulated Other Comprehensive Income (AOCI) related to the substantial liquidation of a legal entity (with a non-U.S. dollar functional currency) that had previously divested a legacy business.

(6) Credit derivatives are used to economically hedge a portion of the Corporate Loan portfolio that includes both accrual loans and loans at fair value. Gains / (losses) on loan hedges includes the mark-to-market on the credit derivatives and the mark-to-market on the loans in the portfolio that are at fair value. In the second quarter 2022, gains / (losses) on loan hedges included $494 million related to Corporate Lending, compared to $(37) million in the prior-year period. The fixed premium costs of these hedges are netted against the Corporate Lending revenues to reflect the cost of credit protection. Citigroup’s results of operations excluding the impact of gains / (losses) on loan hedges are non-GAAP financial measures.